Exhibit 99.1

This news release contains forward-looking statements, including those regarding the anticipated benefits we and our customers will derive from our new divisional organization. The statements in this news release are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: whether our new divisional approach will adversely affect our costs and ability to service; our ability to successfully address the challenges associated with integrating our acquisition of Green Point; our ability to take advantage of perceived benefits of offering customers vertically integrated services; our ability to effectively address certain operational issues that have adversely affected certain of our US operations; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2006, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Jabil to Form Consumer Division

Aligning Business by Sector to Allow Deeper Focus

St. Petersburg, FL – August 3, 2007.Jabil Circuit, Inc. (NYSE: JBL), a global electronic product solutions company, today announced that its Board of Directors has approved a plan to establish a Consumer Electronics division and an EMS division. The Consumer division will be formed to meet the distinct needs of the consumer marketplace. The EMS division will continue to provide world class end to end supply chain solutions for customers in a broad range of industry sectors. The change is effective September 1, 2007.

“We believe that we will unleash even more creative and cost-effective solutions for our customers by grouping business units with similar needs together into divisions, each with full ownership and accountability for design, operations, supply chain and delivery,” said Timothy L. Main, Jabil’s President & CEO. “Our business has grown to a size and scale that we believe provides the critical mass to make this free standing division approach successful.”

Consumer Division

Jabil will establish the Consumer Electronics division with dedicated resources designed to meet the unique needs of the consumer products industry. The division will address the marketplace needs of mobility (cell phones and mobile products), connected displays (televisions), set-top boxes and peripheral products. Dedicated design resources combined with vertically integrated supply chain solutions and certain existing and planned manufacturing operations, will provide a full complement of assets to provide low cost solutions for consumer electronics customers.

Seventeen year Jabil veteran John P. Lovato was named Executive Vice President and Chief Executive Officer, Consumer Division, effective September 1, 2007. “The consumer electronics sector represents an enormous market opportunity for Jabil as major consumer product companies around the world are adopting outsourcing as their go-to-market strategy. These customers tend to be very product focused and prefer suppliers with deep product knowledge and expertise. They also favor vertical integration of certain technologies and capabilities. Jabil’s new divisional focus and the complementary services of Green Point will allow us to address both of these needs,” said Lovato.

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Jabil Approves Divisional Organization

Add One

August 3, 2007

EMS Division

The EMS Division will focus on the traditional and emerging electronic manufacturing services business sectors. Traditional sectors, characterized by a longer-term experience in utilizing the electronics outsourcing model, include networking, computing, storage and telecommunications businesses. Emerging sectors are newer to the outsourcing model and include areas such as automotive, medical, industrial, instrumentation, defense and aerospace. Both traditional and emerging sector customers primarily sell directly to business or organizations and utilize outsourcing as a means of reducing internal design and manufacturing costs while focusing on the core of their business. The EMS Division will be chartered with continuing to grow traditional market business and nurturing the blossoming emerging sectors with cost-effective design, manufacturing and delivery of products to these customers.

The EMS Division will be headed by 15-year Jabil executive William D. Muir, who was named Executive Vice President and Chief Executive Officer of the division, effective September 1, 2007. “The new approach will allow enhanced focus on the specific needs of our traditional and emerging market customers,” said Bill Muir, Senior Vice President. “We believe this model will add to the agility and responsiveness in delivering sector-specific design, manufacturing, fulfillment and supply chain solutions.”

“For over 30 years we have empowered our customer-centric business units to develop customized solutions for our customers. The continued use of our customer-centric model with this divisional approach will more narrowly focus our best people on the unique needs of specific customers and sectors. Our customers and shareholders will benefit as we strive for higher levels of performance with strong diversification and full exposure to the secular trend to an outsourcing model,” said Main.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. With more than 75,000 employees and facilities in 20 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact: Beth Walters, (727) 803-3349 investor_relations@jabil.com

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